Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Forza X1, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)(3)	816,500(3)	$5.00	$4,082,500	$92.70 per $1,000,000	$378.45
Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)(3)	683,500(4)	$5.00	$3,417,500	$92.70 per $1,000,000	$316.80
Total Offering Amounts					$7,500,000	$92.70 per $1,000,000	$695.25
Total Fee Offsets							—
Net Fee Due							$695.25

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, which become issuable under the 2022 Plan (as defined below) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding shares of common stock.

(2)	The 2022 Plan provides that additional shares will automatically be added to the shares authorized for issuance under the 2022 Plan on January 1 of each calendar year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in a number of shares of common stock equal to 4.5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year; provided, however that the Registrant’s Board of Directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of common stock.

(3)	Pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on a price of $5.00 per share, which is (i) the price per share of common stock for the Registrant’s initial public offering of common stock that priced on August 11, 2022, and (ii) the weighted average exercise price of the outstanding options to purchase 816,500 shares of common stock previously awarded under the 2022 Plan.

(4)	Represents 683,500 shares of common stock available for future issuance under the 2022 Plan.